Exhibit 99.1

OS Therapies Announces Pricing of $6 Million Private Placement

●	Funding will provide Company sufficient cash runway into 2026

●	95% of investment in private placement from Pre-IPO and/or IPO investors

●	Data from OST-HER2 Phase 2b in recurrent, resected metastatic osteosarcoma to be announced during the week of the JP Morgan Healthcare Conference in January 2025

NEW YORK, NY, December 24, 2024 (BUSINESS WIRE) -- OS Therapies, Inc. (NYSE-A: OSTX) (“OS Therapies” or “the Company”), a clinical-stage cancer immunotherapy and antibody drug conjugate biotechnology company, today announced that it has entered into securities purchase agreements with investors to sell 1.5 million units at a price of $4.00 per unit, with each unit consisting of one share of Series A Senior Convertible Preferred Stock (“the Preferred Stock”) initially convertible into one share of common stock and one warrant to purchase one share of common stock, expected to yield gross proceeds to the Company of $6 million, before deducting offering-related expenses. The conversion price of the Preferred Stock into shares of common stock is $4.00 and the exercise price of the warrants is $4.40 per share. The private placement is expected to close on or about December 27, 2024, subject to the satisfaction of customary closing conditions.

The Company intends to use the proceeds from the private placement for working capital, primarily focused on the clinical and regulatory milestones to support commercialization of the Company’s lead therapeutic candidate OST-HER2 in the treatment of recurrent, resected metastatic osteosarcoma in the United States in 2025, and for general corporate purposes. The FDA has granted OST-HER2 rare pediatric disease, fast track and orphan drug designations.

Brookline Capital Markets, a division of Arcadia Securities, LLC, served as placement agent and Ceros Financial Services, Inc. was engaged as a selected dealer to the placement agent.

The securities being issued and sold in the private placement, as well as the common shares the securities are convertible or exercisable into, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued in this private placement (the “Resale Shares”).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Resale Shares under the resale registration statement will only be by means of a prospectus.

For more information, please see the Company’s website at www.ostherapies.com.

About OS Therapies

OS Therapies is a clinical stage oncology company focused on the identification, development and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. OST-HER2, the Company’s lead asset, is an immunotherapy leveraging the immune-stimulatory effects of Listeria bacteria to initiate a strong immune response targeting the HER2 protein. The Company has completed enrollment for a 41-patient Phase 2b clinical trial of OST-HER2 in resected, recurrent osteosarcoma, with results expected in the fourth quarter of 2024. OST-HER2 has completed a Phase 1 clinical study primarily in breast cancer patients, in addition to showing strong preclinical efficacy data in various models of breast cancer. OST-HER2 has been conditionally approved by the U.S. Department of Agriculture for the treatment of canines with osteosarcoma. In addition, OS Therapies is advancing its next generation Antibody Drug Conjugate (ADC) platform, known as tunable ADC (tADC), which features tunable, tailored antibody-linker-payload candidates. This platform leverages the Company’s proprietary silicone linker technology, enabling the delivery of multiple payloads per linker. For more information, please visit www.ostherapies.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including, but not limited to, OS Therapies’ expectations regarding the completion of the private placement, the satisfaction of customary closing conditions related to the private placement and the expected receipt and intended uses of the proceeds from the private placement, are forward-looking statements. OS Therapies cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, uncertainties related to market conditions and the completion of the private placement on the anticipated terms or at all; the expected future balances of the Company’s cash, cash equivalents and short-term investments; the expected duration over which the Company’s cash, cash equivalents and short-term investments balances will fund its operations; and other risks and uncertainties described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2024, as amended on November 27, 2024, and other subsequent documents we file with the SEC, including but not limited to our Quarterly Reports on Form 10-Q. Forward-looking statements reflect our analysis only on their stated date, and OS Therapies takes no obligation to update or revise these statements except as may be required by law.

Contacts

Jack Doll

+1-410-297-7793

Irpr@ostherapies.com